EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in this Registration Statement of PokerTek, Inc. on Form S-8 of our report dated March 15, 2011 relating to our audits of the consolidated financial statements and the financial statement schedules, which appears in the Annual Report on Form 10-K of PokerTek, Inc. for the year ended December 31, 2010.

We also consent to the reference to our firm name under the captions “Legal and Accounting Matters” and “Interests of Named Counsel and Experts” in the prospectus, which is a part of this Registration Statement.

/s/ McGladrey & Pullen, LLP
Charlotte, North Carolina
March 28, 2011

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